EXHIBIT 10.6



                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (this "Agreement"), entered into as of the 7th day of July 1997 (the "Effective Date") by and between FINE AIRLINES, INC., a Florida corporation having its principal offices at 2261 N.W. 67th Avenue, Building 700, Miami, Florida 33122 (the "Company"), and ORLANDO M. MACHADO, an individual residing at 19886 N.W. 62nd Avenue, Miami, Florida 33015 (the "Executive").

                              W I T N E S S E T H :

         WHEREAS, the Executive has been employed as a senior financial officer with Greenwich Air Services, Inc., a company engaged in the overhaul, repair, maintenance and servicing of gas turbine aircraft and aeroderivative engines;

         WHEREAS, the Company desires to obtain the personal services of the Executive as Senior Vice President of Finance and Chief Financial Officer of the Company from and after the Effective Date;

         WHEREAS, the Executive is willing and able to render services to the Company on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound thereby, the parties hereby agree as follows:

         1. NATURE OF EMPLOYMENT.

         1.1 Subject to the terms and conditions of this Agreement, the Company shall, throughout the term of this Agreement, retain the Executive, and the Executive shall render services to the Company, in the capacity and with the title of Chief Financial Officer.

         1.2 In such capacity, the Executive shall have and exercise responsibility for overseeing and actively participating in all aspects of the Company's financial affairs, including, without limitation (a) the establishment and implementation of financial policy, (b) the supervision of the activities of the Treasurer's, Controller's and credit and collection departments, (c) responsibility for the negotiation of the terms of debt and equity financings for the Company, (d) the supervision of the Company's auditors, (e) directing the preparation of financial forecasts and SEC financial reports on Form 10-K, Form 10-Q and other periodic reports, (f) participating in discussions, meetings and other communications with security analysts, investment bankers, lenders and other members of the financial community, and (g) such other similar or related duties customarily performed by a chief financial officer as may be assigned to the Executive from time to time by the Chairman of the Board, President or Chief Executive Officer of the Company or the Board of Directors of the Company (the "Board").


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         1.3 Throughout the period of his employment hereunder, the Executive shall: (a) devote his full business and professional time, attention, knowledge and skills, faithfully, diligently and to the best of his ability, to the active performance of his duties and responsibilities hereunder on behalf of the Company; (b) observe and carry out such rules, regulations, policies, directions and restrictions as may be established from time to time by the Board, including but not limited to the standard policies and procedures of the Company as in effect from time to time; and (c) do such traveling at the Company's expense as may reasonably be required in connection with the performance of such duties and responsibilities; PROVIDED, HOWEVER, that the Executive shall not be assigned to regular duties that would reasonably require him to relocate his permanent residence from that first set forth above.

         1.4 Subject to compliance with his covenants and agreements set forth in Section 1.3 above and his fiduciary duties to the Company as an executive officer thereof, the Executive may engage (a) in other professional activities, and (b) in charitable, educational, religious, civic and similar types of activities (all of which shall be deemed to benefit the Company), speaking engagements, membership on the board of directors of other organizations, and similar activities; PROVIDED, that the foregoing business and other activities do not inhibit or prohibit the performance of his duties hereunder or inhibit or conflict in any way with the businesses of the Company.

         2. TERM OF EMPLOYMENT; TERMINATION.

         2.1 TERM. Subject to the terms and conditions hereof, the term of the Executive's employment pursuant to this Agreement (the "Term") shall commence on the Effective Date and shall continue for a period of three (3) years after the Effective Date. The Term may be renewed by mutual written agreement of the Executive and the Company.

         2.2 TERMINATION. The Executive's employment under this Agreement may be terminated upon mutual written agreement of the Company and the Executive, or under the following circumstances:

              (a) DEATH. The Executive's employment under this Agreement shall terminate automatically upon his death.

              (b) DISABILITY. If, as a result of the Executive's incapacity due to physical or mental illness, disability or impairment the Executive shall have failed to perform all of his duties under this Agreement for a period in excess of four (4) consecutive months, or in excess of one hundred eighty non-consecutive days within any period of three hundred sixty five (365) days, the Company may terminate the Executive's employment under this Agreement for "Disability." If the Company and the Executive do not agree on whether there exists a condition constituting a Disability, the determination of a Disability shall be made by a qualified physician selected and paid for by the Company (and reasonably acceptable to the Executive), whose determination shall be conclusive and binding on the Company and the Executive.


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              (c) CAUSE. The Company may terminate the Executive's employment under this Agreement for Cause. For purposes of this Agreement, the term "Cause" shall mean (i) the willful failure by the Executive to perform his duties under this Agreement (other than any such failure resulting from the Executive's incapacity due to physical or mental illness, disability or impairment), after a demand for performance is delivered to the Executive by the Company specifically identifying the manner in which the Company believes the Executive has not performed his duties, and the Executive shall have failed to resume performance of such duties within thirty (30) days of receiving such demand, (ii) a breach by the Executive of any of the material covenants and agreements of the Executive contained in this Agreement, including those provided in Sections 5 and 6 below, which, in any case, is not corrected in all material respects (if so correctable) within thirty (30) days after written notice of same from the Company to the Executive; (iii) any breach by the Executive of his fiduciary duties and obligations to the Company which is not corrected in all material respects (if so correctable within thirty (30) days after written notice of same from the Company to the Executive; (iv) conduct constituting fraud or embezzlement or gross dishonesty by Executive in connection with the performance of his duties under this Agreement, or a formal charge or indictment of Executive for or conviction of Executive of a felony or, if it shall adversely damage or bring into disrepute the business, reputation or goodwill of the Company, or impair the Executive's ability to perform his duties with the Company any crime involving moral turpitude.

              (d) TERMINATION BY THE EXECUTIVE. The Executive may terminate his employment under this Agreement for Good Reason. For purposes of this Agreement the term "Good Reason" shall mean, without the Executive's express written consent, the occurrence of any one or more of the following: (i) the failure by the Company to make any payment to the Executive required to be made during the Term within thirty (30) days after payment is due, or (ii) a breach by the Company of any other material covenant or agreement to be performed by it hereunder (including the failure to re-appoint the Executive to the offices described in Section 1.1 of this Agreement or any material diminution in the duties of the Executive which reduces the scope or importance of such position) and shall fail to cure or remedy the same within thirty (30) days after written notice thereof to the Company.

              (e) NOTICE OF TERMINATION. Any termination of the Executive's employment by the Company or by the Executive (other than termination pursuant to Section 2.2(a), above) shall be communicated by written Notice of Termination to the other party hereto given in accordance with Section 8. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

              (f) DATE OF TERMINATION. "Date of Termination" shall mean (i) if the Executive's employment is terminated as a result of death, the date of his death, (ii) if the Executive's employment is terminated for Disability, the date the Notice of Termination is given, (iii) if the Executive's employment is terminated by the Company for Cause or by the Executive for Good Reason, the date specified in the Notice of Termination after the expiration of any applicable cure periods, and (iv) if


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the Executive's employment is terminated by the Company or the Executive for any other reason, the date on which a Notice of Termination is given.

         3. COMPENSATION AND BENEFITS.

         3.1 BASE SALARY. As compensation for his services to be rendered hereunder, the Company shall pay to the Executive, throughout the Term of this Agreement, a base salary of One Hundred Fifty Thousand ($150,000) Dollars per annum (the "Base Salary"), payable in periodic installments in accordance with the standard payroll practices of the Company in effect from time to time, but not less than twice each month. Notwithstanding the foregoing, the Base Salary may, by action and in the discretion of the Board or any compensation committee thereof, be increased at any time or from time to time.

         3.2 BONUSES. In addition to the Base Salary, the Executive shall be entitled to receive from time to time such annual bonus payments as the Board or any compensation committee thereof may determine in its discretion.

         3.3 FRINGE BENEFITS. The Company shall also make available to the Executive, throughout the period of his employment hereunder, such benefits and perquisites as are generally provided by the Company to its other senior management employees, including but not limited to eligibility for participation in any group life, medical, health, dental, disability or accident insurance, pension plan, 401(k) savings and investment plan, profit-sharing plan, employee stock purchase plan, incentive compensation plan or other such benefit plan or policy, if any, which may presently be in effect or which may hereafter be adopted by the Company for the benefit of its employees generally, in each case subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. The Company shall proovide the Executive such coverage under any directors and officers liability policies it maintains as is provided to its other senior management employees and shall enter into an indemnification agreement with the Executive on terms and conditions as similar agreements entered into with other senior management employees.

         3.4 EXPENSES. During the Term, the Company shall reimburse the Executive, reasonably promptly after presentment by the Executive to the Company of appropriate receipts and vouchers therefor and related information in such form and detail as the Company may reasonably request, for any reasonable out-of-pocket business expenses incurred by the Executive in connection with the performance of his duties and responsibilities hereunder in accordance with the policies and procedures of the Company and its subsidiaries for the reimbursement of business expenses. The Company shall also provide the Executive with a $500.00 per month car allowance. In addition, the Company shall reimburse the Executive for the cost of maintaining his C.P.A. license, including any required professional education courses and fees for memberships in professional associations.

         3.5 VACATION. The Executive shall be entitled to take, from time to time, normal and reasonable vacations with pay, consistent with the Company's standard policies and procedures in effect from time to time, at such times as shall be mutually convenient to the Executive and the Company, and so as not to interfere unduly with the conduct of the business of the Company.


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         3.6 STOCK AWARD AND STOCK OPTIONS.

              (a) STOCK AWARD. On the date that the Company's Registration Statement No. 333-28569 in respect of its initial public offering of shares of Company Common Stock, $.01 par value per share (the "Common Stock"), shall be declared effective by the Securities and Exchange Commission (the "IPO Effective Date"), the Company shall issue to the Executive as an award under the Company's Long-Term Incentive Plan (the "Incentive Plan"), that number of whole shares of Common Stock (the "Bonus Stock"), as shall be determined by dividing (i) $150,000 by (ii) the initial public offering price per share of the Common Stock set forth in the final prospectus forming a part of such Registration Statement (the "IPO Price") and rounding such sum to the nearest whole number. In the event that, for any reason, the IPO Effective Date does not occur prior to December 31, 1997, in lieu of the Bonus Stock, the Company shall pay to the Executive on or before January 31, 1998, the sum of One Hundred Fifty Thousand ($150,000) Dollars in cash. The Company agrees that if the aggregate Market Value (as hereinafter defined) of the Bonus Stock is less than One Hundered Fifty Thousand ($150,000) on the earlier to occur of (i) the effective date of any registration statement under the Securitites Act of 1933, as amended, covering the resale by the Executive (or his spouse, beneficiaries or estate, if applicable) of the Bonus Stock, or (ii) one year after the IPO Effective Date, then the Executive shall have the option, exercisable by written notice to the Company during the fifteen (15) day period immediately following the earlier of such dates, to require the Company to repurchase the Bonus Stock at price per share equal to the IPO Price. For purpose of this Section 3.5(a), the term "Market Value" means the average of the closing sales prices per share of the Common Stock, as reported by Nasdaq, during the ten trading day period immediately preceding the date of determination.

              (b) STOCK OPTIONS. On the IPO Effective Date, the Company shall grant to the Executive pursuant to the Incentive Plan options to purchase (the "Options") a maximum aggregate of Seventy Five Thousand (75,000) shares of Common Stock (as such number may thereafter be adjusted in accordance with the provisions of the Incentive Plan)(the "Option Shares") at an exercise price per share equal to the IPO Price (the "Exercise Price"). The Options shall be granted subject to all of the terms and conditions of the Incentive Plan and the following terms and conditions: (i) the Options shall have a term expiring on December 31, 2002 (the "Option Expiration Date"); (ii) subject to termination of the Options prior to vesting as provided in clause (iii) below, the Options shall vest and become exercisable (A) to the extent of the first 33-1/3% of the Option Shares, one year after the Effective Date, (B) to the extent of an additional 33-1/3% of the Option Shares, two years after the Effective Date, and
(C) with respect to the balance of the Option Shares, three years after the Effective Date, provided, that all unvested Options shall vest immediately upon termination of the Executive's empoyment hereunder by the Executive for Good Reason or by the Company for any reason other than death, Disability or Cause; and (iii) to the extent not previously vested and exercised pursuant to their terms, the Options shall terminate upon the earlier to occur of: (A) one year after the Date of Termination of the Executive's employment by reason of his death, (B) six months after the Date of Termination of the Executive's employment by the Company without Cause or for Disability or by the Executive for Good Reason, (C) on the Date of Termination of the


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Executive's employment by the Company for Cause or by the Executive other than for a Good Reason, and (D) the Option Expiration Date.

         4. COMPENSATION UPON TERMINATION.

         4.1 DEATH. If the Executive's employment is terminated by reason of his death, the Company shall pay to such person as the Executive shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to his estate, any unpaid amounts of his Base Salary accrued prior to the date of his death. Upon making such payment, the Company shall have no further liability hereunder; provided, that the Executive's spouse, beneficiaries or estate, as the case may be, shall be entitled to receive any amounts then payable pursuant to any pension or employee benefit plan, life insurance policy or other plan, program or policy then maintained or provided by the Company to the Executive in accordance with the terms thereof.

         4.2 CAUSE; DISABILITY; OTHER THAN FOR GOOD REASON. If the Executive's employment shall be terminated by the Company for Cause or Disability or by the Executive for any reason other than a Good Reason, the Company shall pay the Executive any unpaid amounts of his Base Salary accrued prior to the Date of Termination. Upon making such payment, the Company shall have no further liability hereunder; provided, that the Executive shall be entitled to receive any amounts then payable pursuant to any pension or employee benefit plan, life insurance policy or other plan, program or policy then maintained or provided by the Company to the Executive in accordance with the terms thereof.

         4.3 GOOD REASON; OTHER THAN CAUSE OR DISABILITY. If the Company shall terminate the Executive's employment other than as a result of his death or for Cause or Disability, or the Executive shall terminate his employment for Good Reason, then the Company shall pay the Executive, (A) any unpaid amounts of his Base Salary accrued prior to the Date of Termination, (B) in lieu of any further salary or bonus payments to the Executive for periods subsequent to the Date of Termination, and as a severance benefit to the Executive, a lump sum payment equal to two times his Base Salary in effect at the time Notice of Termination is given (or the Date of Termination where no Notice of Termination is required hereunder), and (C) any amounts then payable pursuant to any pension or employee benefit plan, life insurance policy or other plan, program or policy then maintained or provided by the Company to the Executive in accordance with the terms thereof.

         5. RESTRICTIVE COVENANTS.

         5.1 The Executive hereby acknowledges and agrees that (i) the business contacts, customers, suppliers, technology, product designs and specifications, know-how, trade secrets, marketing techniques, promotional methods and other aspects of the business of the Company have been of value to the Company and will be of value to the Company, and have provided the Company and will hereafter provide the Company with substantial competitive advantage in the operation of its business, and (ii) the Executive has and will continue to have detailed knowledge and possesses and will possess confidential information concerning the business and operations of the Company.


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         5.2 Unless otherwise approved in writing by Company or its Chairman of the Board after full disclosure by the Executive to Company's Board of Directors of all relevant facts and circumstances, the Executive shall not, directly or indirectly, for the Executive or through or on behalf of any other person or entity, at any time during the "Restrictive Period" (as defined in clause (b) below):

              (a) divulge, transmit or otherwise disclose or cause to be divulged, transmitted or otherwise disclosed, any clients or customer lists, technology, know-how, trade secrets, marketing techniques, contracts or other confidential or proprietary information of the Company of whatever nature, whether now existing or hereafter created or developed (provided, however, that for purposes hereof, information shall not be considered to be confidential or proprietary if (i) the information, and its relevance in the applicable instance, is a matter of common knowledge or public record, (ii) the information, and its relevance in the applicable instance, is generally known in the industry, or (iii) the information is disclosed to Executive after termination of his employment by another person not prohibited from making such disclosure, (iv) the information is required to be disclosed by law pursuant to court order or subpoena, or (v) the Executive can demonstrate that such information, and its relevance in the particular instance, was already known to the recipient thereof other than by reason of any breach of any obligation under this Agreement or any other confidentiality or non-disclosure agreement); and/or

              (b) at any time during the period commencing on the date hereof through and including the date which shall be one (1) year following the last day of the Term, unless the Executive's employment with the Company shall be terminated by the Company without Cause or by the Executive for Good Reason (the "Restrictive Period"), invest, carry on, engage or become involved, either as an employee, agent, advisor, officer, director, stockholder (excluding ownership of not more than 5% of the outstanding shares of a publicly held corporation if such ownership does not involve managerial or operational responsibility), manager, partner, joint venturer, participant or consultant in any business enterprise (other than the Company or any of their respective Subsidiaries, affiliates, successors or assigns) which derives 10% or more of its consolidated revenues from providing air freight transportation services (the "Company Business").

         5.3 It is recognized and hereby acknowledged by the Company and the Executive that a breach by the Executive of any of the agreements contained in this Section 5 may cause irreparable harm or damage to the Company, or its subsidiaries, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive and the Company agree that the Company and any of its subsidiaries shall be entitled to seek and obtain injunctive and/or other equitable relief to require specific performance of or prevent, restrain and/or enjoin a breach of the provisions of this Section 5 by the Executive or his associates, affiliates, partners or agents, in any such case without the necessity of proving actual damages or posting bond, and that such right to an injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

         5.4 Upon the termination of the Executive's employment with the Company, the Executive shall immediately surrender and deliver to the Company all notes, drawings, diagrams, models,


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prototypes, lists, books, records, documents and data of every kind or description, in whatever written or other media (including, without limitation, electronic, tape, or other form of storage) relating to or connected with the business contacts, client or customer lists, technology, know-how, trade secrets, marketing techniques, contracts or other confidential or proprietary information of the Company, its business, its properties, or its customers referred to in Section 5.2(b) above.

         6. INVENTIONS; INTELLECTUAL PROPERTY.

         6.1 The Executive shall promptly communicate to the Company and disclose to the Company in such form as the Company requests from time to time, all drawings, sketches, models, records, information, details and data (in whatever media the same may be created or recorded including, without limitation, print, tape, electronic, or otherwise) pertaining to all ideas, processes, trademarks, inventions, improvements, discoveries and improvements, product designs and specifications, and other intellectual property, whether patented or unpatented, and copyrightable or uncopyrightable, made, conceived, developed, acquired or implemented by the Executive, solely or jointly, during the term of this Agreement (the "Development Term"), whether or not conceived during regular working hours through the use of Company time, material or facilities or otherwise (each of the foregoing hereinafter referred to, individually and collectively, as a "Development"). The Executive hereby assigns, transfers, conveys and sells to the Company all right, title and interest in and to all Developments, whether now existing or hereafter existing during the Development Term, and acknowledges that the same, whether now existing or hereafter existing during the Development Term, are the sole and exclusive property of the Company for which the Executive is being adequately compensated hereunder. At any time and from time to time, upon the request of the Company and at its expense, the Executive will execute and deliver to the Company any and all applications, assignments, instruments, documents and papers, give evidence and do any and all other acts which, in the opinion of the Company, are or may be necessary or desirable to document such transfer or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark or tradename registrations, copyrights or other rights under United States, foreign, state or local law with respect to any such Developments or to obtain any extension, validation, reissue, continuance, division or renewal of any of the same, in whole or in part, and otherwise to establish, protect and enforce the Company's rights in and to such intellectual property.

         6.2 Notwithstanding anything to the contrary contained in this Agreement, the foregoing Section 6.1 shall only apply and be effective to the extent permitted under applicable law. In this regard, the provisions of Section
6.1 of this Agreement which provide that the Executive shall assign or offer to assign any of the Executive's rights in an invention to the Company shall not apply to any invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Executive's own time, unless (a) the invention relates (i) directly to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the Executive for the Company.


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         7. ASSIGNMENT.

         7.1 This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforce able by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If the Executive should die while any amounts would still be payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's personal or legal representatives or, if there be no such persons, the Executive's estate.

         7.2 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company and any successor to its business and/or assets as aforesaid which executes and delivers an assumption and agreement provided for in this Section 7.2 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, or otherwise.

         8.  NOTICES.

             Any notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally, one (1) day after being sent by recognized overnight courier service will all charges prepaid or charged to the sender's account, or three (3) days after being mailed by certified mail, return receipt requested, addressed to the party being notified at the address of such party first set forth above, or at such other address as such party may hereafter have designated by notice; PROVIDED, HOWEVER, that any notice of change of address shall not be effective until its receipt by the party to be charged therewith.

         9.  GENERAL.

             9.1 Neither this Agreement nor any of the terms or conditions hereof may be waived, amended or modified except by means of a written instrument duly executed by the party to be charged therewith. Any waiver or amendment shall only be applicable in the specific instance, and shall not constitute or be construed as a waiver or amendment in any other or subsequent instance. No failure or delay on the part of either party in respect of any enforcement of obligations hereunder shall in any manner affect such party's right to seek or effect enforcement at any other time or in respect of any other required performance.


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              9.2 The captions and Section headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

              9.3 This Agreement, and all matters or disputes relating to the validity, construction, performance or enforcement hereof, shall be governed, construed and controlled by and under the laws of the State of Florida applicable to contracts entered into and performed wholly within Florida.

              9.4 The Company may withhold from any amounts payable under this Agreement all Federal, State or other taxes as legally shall be required.

              9.5 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original hereof, but all of which together shall constitute one and the same instrument.

              9.6 This Agreement constitutes the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them as to such subject matter.

              9.7 If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require; and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the date first set forth above.

                                      FINE AIRLINES, INC.


                                      By:
                                         ------------------------------------
                                      Title:



                                      ---------------------------------------
                                               ORLANDO M. MACHADO





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